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                                   EXHIBIT 2


                            JOINT FILING AGREEMENT

        Each of The Walt Disney Company, a Delaware corporation, and Disney Enterprises, Inc., a Delaware corporation (collectively, the "Filing Persons") hereby agrees to file jointly a Schedule 13D and any amendments thereto relating to the Common Stock, par value $.001 per share, of Infoseek Corporation, a Delaware corporation, as permitted by Rule 13d-1 of the Securities Exchange Act of 1934, as amended. Each Filing Person agrees that the information set forth in such Schedule 13D and any amendments thereto with respect to such person will be true, complete and correct as of the date of such Schedule 13D or such amendment to the best of its knowledge and belief after reasonable inquiry.
Each Filing Person shall promptly notify the other if any of the information set forth in such Schedule 13D shall be or become inaccurate in any material respect or if such Filing Person learns of information which would require an amendment to such Schedule 13D.


        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this agreement as of the 25/th/ of November, 1998.


                                       The Walt Disney Company,
                                       a Delaware corporation


                                       By:  /s/ David K. Thompson
                                            ---------------------
                                            David K. Thompson
                                            Senior Vice President


                                       Disney Enterprises, Inc.,
                                       a Delaware corporation


                                       By:  /s/ David K. Thompson
                                            ---------------------
                                            David K. Thompson
                                            Senior Vice President